Goldman, Sachs & Co.
                                85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000

PERSONAL AND CONFIDENTIAL

August 9, 1999

Board of Directors
Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, NJ 07430

Re:  Registration Statement on Form S-4 of Hudson United Bancorp


Ladies and Gentlemen:

Reference is made to our opinion letter dated June 28, 1999 with respect to the fairness from a financial point of view to Hudson United Bancorp ("Hudson United") of the exchange ratio of 0.95 shares of Common Stock, no par value, of Hudson United to be exchanged for each share of Common Stock, par value $1.00 per share, of JeffBanks, Inc. ("JeffBanks") pursuant to the Agreement and Plan of Merger, dated as of June 28, 1999, among Hudson United, Hudson United Bank, a wholly-owned subsidiary of Hudson United, JeffBanks, Jefferson Bank, a wholly-owned subsidiary of JeffBanks, and Jefferson Bank of New Jersey, a wholly-owned subsidiary of JeffBanks.

The foregoing opinion letter was provided for the information of the Board of Directors of Hudson United in connection with the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Hudson United has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Opinion of Goldman, Sachs & Co." and "The Proposed Merger - Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,



GOLDMAN, SACHS & CO.
--------------------
(Goldman, Sachs & Co.)